Exhibit 5.2

March 28, 2023

Rubicon Technologies, Inc.
100 West Main Street Suite #610
Lexington, KY 40507

Re:         Form S-8 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Rubicon Technologies, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s Post-Effective Amendment No. 1 to the registration statement on Form S-8 (File No. 333-267947) to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement relates to the offer and sale of up to 31,485,711 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Shares”), previously registered on the Registration Statement as initially filed with the Commission on October 19, 2022, and comprised of (i) 29,000,000 Shares authorized to be issued under the Rubicon Technologies, Inc. 2022 Equity Incentive Plan (the “Plan”), and (ii) 2,485,711 Shares that may become available for issuance under the Plan as a result of the Plan’s evergreen provision.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinion set forth below, we examined and relied upon such certificates, corporate records, agreements, instruments and other documents, and examined such matters of law, that we considered necessary or appropriate as a basis for the opinions. In rendering the opinion set forth below, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the amended and restated certificate of incorporation of the Company, as in effect on the date hereof, (ii) the bylaws of the Company, as in effect on the date hereof, (iii) the Registration Statement, (iv) the Plan, (v) resolutions of the board of directors of the Company relating to, among other matters, the approval of the Plan and (vi) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, that all parties to such documents had the power, corporate or other, to enter into and perform all obligations thereunder and all such documents have been duly authorized by all requisite action, corporate or other, and duly executed and delivered by all parties thereto. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

March 28, 2023 Page 2

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued by the Company in accordance with the terms and in the manner set forth in the Plan, the Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware, as currently in effect. We express no opinion with respect to any other laws, statutes, regulations or ordinances.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Winston & Strawn LLP